As filed with the Securities and Exchange Commission on May 29, 2024

Registration No. 333-279045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAIVAL BRANDS INNOVATIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	5960	83-3492907
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
	4460 Old Dixie Highway
	Grant-Valkaria, Florida 32949
	(833) 452-4825
	(Address, including zip code, and telephone number,
	including area code, of registrant’s principal executive offices)

Nirajkumar Patel

Chief Executive Officer

Kaival Brands Innovations Group, Inc

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

(833) 452-4825

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ross David Carmel, Esq	Mitchell S. Nussbaum, Esq.
Jeffrey Wofford, Esq	Angela M. Dowd, Esq.
Sichenzia Ross Ference Carmel LLP	Loeb & Loeb LLP
1185 Avenue of the Americas, 31st Floor	345 Park Avenue
New York, NY 10036	New York, NY 10154
Tel: (212) 930-9700	Tel: (212)407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED	MAY 29, 2024

Up to 3,012,048 Units consisting of

Up to 3,012,048 Shares of Common Stock and

Up to 4,518,072 Common Warrants to purchase Up to 4,518,072 Shares of Common Stock

Up to 3,012,048 Pre-Funded Units consisting of

Up to 3,012,048 Pre-Funded Warrants to purchase Up to 3,012,048 Shares of Common Stock and

Up to 4,518,072 Common Warrants to purchase Up to 4,518,072 Shares of Common Stock

Up to 3,012,048 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 4,518,072 Shares of Common Stock Underlying the Common Warrants

We are offering on a best efforts basis up to 3,012,048 units, each unit consisting of one share of common stock and one and one-half common warrants to purchase one and one-half shares of common stock, at an assumed offering price of $1.66 per unit, which is equal to the closing price of our common stock on the Nasdaq Stock Market LLC on May 28, 2024 for gross proceeds of up to $5,000,000. The common warrants included in the units will have an initial exercise price of $[*] per share (equal to 100% of the public offering price of each unit sold in this offering), will be exercisable immediately and will expire five years from the date of issuance. For the common warrants, if, on the date that is 30 calendar days immediately following the initial issuance date (the “Reset Date”), the Reset Price, as defined below, is less than the exercise price at such time, the exercise price of the warrants shall be decreased to the Reset Price. “Reset Price” means 100% of the arithmetic average of the daily VWAPs during the five trading days immediately preceding the Reset Date, provided, that in no event shall the Reset Price be less than 20% of the most recent closing price at the time of execution of the securities purchase agreement (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the securities purchase agreement).

We are also offering the shares of our common stock that are issuable from time to time upon the exercise of the common warrants included in the units.

We are also offering to certain purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and the same common warrant described above with each share of common stock, in lieu of units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded unit will be equal to the price per unit being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant included in the pre-funded units will be $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded unit we sell, the number of units (and shares of common stock) we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon the exercise of the pre-funded warrants and the common warrants included in the pre-funded units.

The units and pre-funded units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock or pre-funded warrants and the common warrants comprising the units or the pre-funded units, as the case may be, are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants included in the units and pre-funded units offered hereby.

Our common stock is listed on the Nasdaq Stock Market, LLC under the symbol “KAVL.” On May 28, 2024, the closing price of our common stock on the Nasdaq Stock Market, LLC was $1.66 per share. We do not intend to apply for a listing of the units, the pre-funded units, the pre-funded warrants, or the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited.

The units and pre-funded units will be offered at a fixed price and are expected to be issued in a single closing. There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. However, notwithstanding the foregoing, the shares of our common stock underlying the pre-funded warrants and the common warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. We expect this offering to be completed not later than two business days following the commencement of sales in this offering (after the effective date of the registration statement of which this prospectus forms a part) and we will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Maxim Group LLC (the “placement agent” or “Maxim”), to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agent’s fee and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts described throughout this prospectus. We have agreed to pay the placement agent, the placement agent fees set forth in the table below and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described herein under the heading “Risk Factors” beginning on page 10 of this prospectus and under similar heading in other documents that are incorporated by reference into this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and as such, may elect to comply with reduced public company reporting requirements. Please read “Prospectus Summary - Implications of Our Being an Emerging Growth Company” beginning on page 6 of this prospectus for more information.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit(1)	Total
Public offering price	$	$
Placement agent fees(2)	$	$
Proceeds to us (before expenses)	$	$

(1)	Assumes that all units consist of one share of common stock and one and one half common warrant.

(2)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, and to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

We expect to deliver the securities offered hereby on or about [*], 2024.

Sole Placement Agent

MAXIM GROUP LLC

The date of this prospectus is          ,2024.

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document filed with the Securities and Exchange Commission before the date of this prospectus and incorporated by reference herein, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC. Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to the terms “we,” “us,” “our,” the “Company,” and “Kaival” refer to Kaival Brands Innovations Group, Inc., a Delaware corporation, unless otherwise indicated. The term “Common Stock” means our common stock, par value $0.001 per share.

Unless the context specifically requires otherwise, all historical share and per-share amounts reflected in our consolidated financial statements and other financial information incorporated by reference in this Prospectus are presented to reflect a 1-for-21 reverse stock split of our Common Stock which became effective for legal and accounting purposes on January 22, 2024 as if such split occurred as of the earliest period presented.

Overview

We are engaged in the sale, marketing and distribution of electronic nicotine delivery system (“ENDS”) products, also known as “e-cigarettes”, in a variety of flavors. Our primary product is the Bidi® Stick as well as other products manufactured by our affiliate Bidi Vapor LLC (“Bidi”). We hold the exclusive worldwide right to market and distribute the Bidi® Stick and certain other products manufactured by Bidi. Our current revenue generating activities are focused on driving sales growth of the BIDI® Stick, primarily through wholesale and traditional retail channels, including convenience stores. Along with our affiliate Bidi, which bears the bulk of the responsibility for U.S. Food and Drug Administration (“FDA”) and other regulatory matters relating to its products, we are committed to steadfast compliance with established FDA requirements regarding the use of our products.

At the same time, as the FDA regulatory landscape and Premarket Tobacco Product Application (“PMTA”)-related enforcement continues to evolve, we have faced challenges and industry-wide headwinds, which we are continuing to navigate by pursuing new revenue opportunities by diversifying our platform through the distribution, development, and subsequent scaling of other nicotine and non-nicotine products. An important goal for our company is to leverage our existing presence with our sales channels to establish an efficient platform from which to create shareholder value by developing and growing current and potentially new business lines, revenues and, ultimately, positive cash flows and profitability.

Business Strategy

In addition to our focus on driving revenue through distribution of the BIDI® Stick, we intend to build our revenue by executing key internal strategic initiatives. Accomplishing these financial goals will depend on a number of factors including our ability to execute these strategies. Representative key initiatives include:

●	Maximizing the core business:

●	Continuing the growth and management of strategic alliances with market leaders within dense, established e-cigarette markets;

●	Development of internal national account sales team to drive new revenue opportunities and manage key strategic third-party vendor and broker alliances to maximize targeted market penetration;

●	Search for high-caliber, experienced talent that create impact and add value to our organization quickly;

●	Effective financial management and capital planning:

●	Establishing an efficient, scalable organizational infrastructure to support our expected growth and diversification;

●	Improving overall business processes to deliver greater value to our customers;

●	Data-driven product innovation and strategic expansion:

●	Investing in our core organizational capabilities to provide diversified, revenue generative opportunities both through our existing distribution network and beyond;

●	Further development of internal data processes to drive growth and diversification efforts;

●	Pursuing third-party licensing opportunities through our vaporization and inhalation-related intellectual property portfolio which we acquired from GoFire Inc. in May 2023;

●	During 2024 and beyond, we plan on exploring strategic acquisition and collaboration arrangements that generate revenue, positive cash flows and profitable operations in order to expand the scale of our company by capitalizing on our traditional retail outlet and other distribution relationships.

We will continue to align ourselves with progressive, proven, performance-based partners, which may include the development and expansion of key financial services relationships as we seek to diversify through data-driven decisions.

Description of Business Segments & Key Agreements

Bidi Vapor, LLC Distribution Agreement

On March 9, 2020, we entered into an exclusive distribution agreement (the “Distribution Agreement”) with our affiliate Bidi, which Distribution Agreement was amended and restated on May 21, 2020, April 20, 2021, on June 10, 2022, and on November 17, 2022 (collectively, the “A&R Distribution Agreement”). Pursuant to the A&R Distribution Agreement, Bidi granted us an exclusive worldwide right to distribute Bidi’s ENDS (as more particularly set forth in the A&R Distribution Agreement) for sale and resale to both retail level customers and non-retail level customers. Currently, the products consist solely of the “BIDI® Stick,” Bidi’s disposable, tamper resistant ENDS product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. We presently distribute products to wholesalers and retailers of ENDS products, having ceased all direct-to-consumer sales in February 2021. Nirajkumar Patel, our Chief Executive Officer and director and an indirect controlling shareholder of our company, owns Bidi.

BIDI® Stick comes in a variety of flavor options for adult cigarette smokers. We do not manufacture any of the products we resell. The BIDI® Stick is manufactured by Bidi. Pursuant to the terms of the A&R Distribution Agreement, Bidi provides us with all branding, logos, and marketing materials to use with our commercial partners in connection with our marketing and promotion of Bidi products.

The A&R Distribution Agreement extends the previous one-year, annual renewable term to an initial term of ten years, which automatically renews for another ten-year term if we satisfy certain minimum purchase thresholds. The A&R Distribution Agreement also provides us with a right of first refusal in the event Bidi receives an offer that would constitute a “change of control transaction,” as well as a right of first refusal to act as the exclusive distributor of any and all future products of Bidi that arise out of or related to ENDS and components related to ENDS, or arise out of or related to the tobacco-derived nicotine industry.

In connection with the A&R Distribution Agreement, we entered into non-exclusive sub-distribution agreements, some of which were subsequently amended and restated by the parties in order to clarify certain provisions (all such sub-distribution agreements, as amended and restated, are collectively referred to as the “Sub-Distribution Agreements”), whereby we appointed the counterparties as non-exclusive sub-distributors. Pursuant to the Sub-Distribution Agreements, the sub-distributors agreed to purchase for resale products in such quantities as they should need to properly service non-retail customers within the continental United States (the “Territory”).

We process all sales made to non-retail customers, with all sales to non-retail customers made through Bidi’s age-restricted website, www.wholesale.bidivapor.com. We ceased all direct-to-consumer sales in February 2021 in order to better ensure youth access prevention and to comply with the Prevent All Cigarette Trafficking Act (known as the PACT Act). We provide all customer service and support at our own expense. We set the minimum prices for all sales made by us. We maintain adequate inventory levels of products in order to meet the demands of our non-retail customers and deliver products sold to these customers.

A key third party collaborator of ours was QuikfillRx, LLC, (“QuikfillRx”) a Florida limited liability company. QuikfillRx provided us with certain services and support relating to sales management, website development and design, graphics, content, public communication, social media, management and analytics, and market and other research. QuikfillRx provided these services to us pursuant to a Services Agreement, pursuant to which QuikfillRx received monthly cash compensation and was granted certain equity compensation in the form of options. This Agreement was terminated in February 2024.

Kaival Labs, Inc. & Kaival Brands International, LLC.

On August 31, 2020, we formed Kaival Labs, Inc., a Delaware corporation (herein referred to as “Kaival Labs”), as a wholly owned subsidiary for the purpose of developing our own branded and white-label products and services, of which none has commenced as of the date of this prospectus. We have not yet launched any Kaival-branded products, nor has it begun to provide white label wholesale solutions for other product manufacturers.

We have, and may continue to, utilize Kaival Labs to acquire or license complimentary businesses or assets. On May 30, 2023, through Kaival Labs, we acquired certain vaporization and inhalation-related intellectual property from GoFire, Inc. (“GoFire”) in exchange for equity securities for our company and contingent cash consideration. The goal of this acquisition is to diversify our product offerings and create near and longer-term revenue opportunities in the form of potential licenses for the acquired technology and our development of new products based on the purchased assets. In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine and nutraceutical markets. Longer term, we believe we can utilize the purchased assets to create innovative and market-disruptive products, including patent protected vaporizer devices and related hardware and software applications. No assurances can be given, however, that the GoFire assets will generate revenue for us in the future or otherwise create the value for our company that we anticipate.

On March 11, 2022, we formed Kaival Brands International, LLC, a Delaware limited liability company (herein referred to as “KBI”), as a wholly owned subsidiary for the purpose of entering into an international licensing agreement with Philip Morris Products S.A. (“PMPSA”), a wholly owned affiliate of Philip Morris International Inc. (“PMI”), as described further below.

FDA PMTA and MDO Determinations, Related Court Actions and the Impact on Our Business

Non-Tobacco Flavored BIDI® Sticks

In September 2021, in connection with the Bidi’s Premarket Tobacco Product Application (“PMTA”) process for BIDI® Stick, the U.S. Food and Drug Administration (“FDA”) effectively “banned” non-tobacco flavored ENDS by denying nearly all then-pending PMTAs for such products (including Bidi’s). Following the issuance by the FDA of a related Marketing Denial Order (“MDO”) regarding these ENDS products, manufacturers were required to stop selling non-tobacco flavored ENDS products. Bidi, along with nearly every other company in the ENDS industry, received a MDO for its non-tobacco flavored ENDS products. With respect to Bidi, the MDO covered all non-tobacco flavored BIDI® Sticks, including its Arctic (menthol) BIDI® Stick. As a result, beginning in September 2021, Bidi pursued multiple avenues to challenge the MDO. First, on September 21, 2021, separate from the judicial appeal of the MDO in its entirety, Bidi filed a 21 C.F.R. §10.75 internal FDA supervisory review request specifically of the decision to include the Arctic (menthol) BIDI® Stick in the MDO. In May 2022, the FDA issued a determination that it views the Arctic BIDI® Stick as a non-tobacco flavored ENDS product, and not strictly a menthol flavored product.

On September 29, 2021, Bidi petitioned the U.S. Court of Appeals for the Eleventh Circuit (or the 11th Circuit) to review the FDA’s denial of the PMTAs for its non-tobacco flavored BIDI® Stick ENDS (including the Arctic BIDI® Stick), arguing that it was arbitrary and capricious under the Administrative Procedure Act (or the APA), as well as ultra vires, for the FDA not to conduct any scientific review of Bidi’s comprehensive applications, as required by the Tobacco Control Act (or the TCA), to determine whether the BIDI® Sticks are “appropriate for the protection of the public health”. Bidi further argued that the FDA violated due process and the APA by failing to provide fair notice of the FDA’s new requirement for ENDS companies to conduct long-term comparative smoking cessation studies for their non-tobacco flavored products compared to tobacco-flavored ENDS products, and that the FDA should have gone through the notice and comment rulemaking process for this requirement.

On August 23, 2022, the 11th Circuit set aside (i.e., vacated) the MDO issued to the non-tobacco flavored BIDI® Sticks and remanded Bidi’s PMTA back to the FDA for further review. Specifically, the 11th Circuit held that the MDO was “arbitrary and capricious” in violation of the APA because the FDA failed to consider the relevant evidence before it, specifically Bidi’s aggressive and comprehensive marketing and sales-access-restrictions plans designed to prevent youth appeal and access.

The 11th Circuit’s opinion further indicated that the FDA did not properly review the data and evidence that it has long made clear are critical to the “appropriate for the protection of the public health” standard for PMTAs set forth in the Tobacco Control Act including, in Bidi’s case, “product information, scientific safety testing, literature reviews, consumer insight surveys, and details about our company’s youth access prevention measures, distribution channels, and adult-focused marketing practices,” which “target only existing adult vapor product users, including current adult smokers,” as well as our retailer monitoring program and state-of-the-art anti-counterfeit authentication system. Because a MDO must be based on a consideration of the relevant factors, such as the marketing and sales-access-restrictions plans, the denial order was deemed arbitrary and capricious, and vacated by the FDA.

The FDA did not appeal to the 11th Circuit’s decision. The FDA had until October 7, 2022 (45 days from the August 23, 2022 decision) to either request a panel rehearing or a rehearing “en banc” (a review by the entire 11th Circuit, not just the 3-judge panel that issued the decision), and until November 21, 2022 (90 days after the decision) to seek review of the decision by the U.S. Supreme Court. No request for a rehearing was filed, and no petition for a writ of certiorari was made to the Supreme Court.

As a result of the 11th Circuit’s order on the flavored Bidi stick applications, Bidi has been able to continue marketing and selling the non-tobacco flavored BIDI® Sticks, subject to FDA’s enforcement discretion, during the continued PMTA scientific review. Although the flavored Bidi sticks are still considered unlawful products under the terms of the Tobacco Control Act, the FDA has indicated that it is prioritizing enforcement of unauthorized ENDS against companies (1) that never submitted PMTAs, (2) whose PMTAs have been refused acceptance or filing by the FDA, (3) whose PMTAs remain subject to MDOs, or (4) that are continuing to market unauthorized synthetic nicotine products after the July 13, 2022 cutoff. As none of these scenarios apply to Bidi, we believe the current risk of FDA enforcement is low. However, there is a risk that Bidi’s PMTA for non-tobacco flavored BIDI® Sticks will be denied, which would have a significant adverse effect on our business and could lead to our bankruptcy or the failure of our business entirely.

Since the PMTA was remanded, Bidi has continued to update its application with the results of new studies, including a nationwide population prevalence study on the BIDI® Stick that is currently undergoing peer review for publication.

Classic BIDI® Stick

Separately, on or about May 13, 2022, the FDA placed the tobacco-flavored Classic BIDI® Stick into the final Phase III scientific review, and in September 2022 completed a remote regulatory assessment of Bidi and its contract manufacturer in China, SMISS Technology Co. LTD, in relation to the pending PMTA for the Classic BIDI® Stick.

On March 20, 2023 Bidi received its anticipated deficiency letter for the Classic BIDI® Stick PMTA, outlining FDA’s remaining scientific questions. On June 18, 2023, Bidi, provided a timely, comprehensive response to the FDA’s deficiency letter.

On January 22, 2024, FDA issued an MDO for the Classic BIDI® Stick even though 23 other competing tobacco flavored ENDS products have received FDA marketing authorization. The FDA’s stated bases for the MDO included testing and data deficiencies specific to the Classic BIDI® Stick PMTA. While this development precludes us from marketing the Classic BIDI® Stick, which could have a material adverse effect on our company, the FDA’s decision does not involve the ten PMTAs for Bidi Vapor’s non-tobacco flavored devices described above which are still under the FDA’s scientific review. Those ten products remain available for sale, subject to FDA’s enforcement discretion.

In response to the Classic BIDI® Stick MDO, on January 26, 2024, Bidi filed a petition requesting that the 11th Circuit review the MDO, which Bidi believes was, among other things, arbitrary and capricious, in violation of the Administrative Procedure Act. Bidi also sought a stay of the MDO pending the outcome of the litigation, but the court denied the stay motion which means that the tobacco flavored Bidi stick product cannot currently be sold. The briefing schedule for Bidi’s petition calls for all substantive briefs of Bidi and the government to be filed on or about June 2024. There is no schedule for any potential oral argument before the court, nor is there any deadline by which the court must rule on the petition. The January 2024 MDO regarding Classic BIDI® Stick and the denial of Bidi’s motion for a stay have had an immediate and ongoing adverse impact on our business, and the outcome of Bidi’s 11th Circuit petition is uncertain and will likely take many months or longer to resolve. Our continuing inability to sell Classic BIDI® Stick could continue to cause material impediments to our ability to operate our business and cause a material adverse effect on our results of operations. No assurances can be given on the timing or ultimate outcome of this litigation, and so long as the case remains undecided, we are unable to sell the Classic BIDI® Stick product.

Moreover, FDA’s review of Bidi’s PMTA for its non-tobacco-flavored ENDS products could be completed before the 11th Circuit rules on Bidi’s petition for review of the MDO for the Classic BIDI® Stick There is a risk that FDA could issue an MDO to that PMTA based on similar reasons used by FDA to deny the Classic BIDI® Stick PMTA, in addition to reasons cited by FDA in every other MDO denying other non-tobacco-flavored PMTAs submitted by other applicants. If that were to occur and if Bidi is again unsuccessful in obtaining a judicial stay of the FDA’s MDO, we would have no products available to sell, which would likely prevent us from continuing to operate our business.

Bidi’s non-tobacco flavored ENDS products generate the overwhelming majority of our sales revenues. The PMTA for those products has already been denied once by FDA, and is only being re-reviewed due to the order of the 11th Circuit. The FDA considers all flavored ENDS products to be illegal unless subject to a granted PMTA (of which there are none).

Additionally, in March 2023 the FDA, pursuant to the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”), proposed new requirements for tobacco product manufacturers regarding the manufacture, design, packing and storage of tobacco products. The proposed rule establishes a framework of manufacturing practices including:

●	establishing tobacco product design and development controls;

●	ensuring that finished and bulk tobacco products are manufactured according to established specifications;

●	minimizing the manufacture and distribution of tobacco products that don’t meet specifications;

●	requiring manufacturers to take appropriate measures to prevent contamination of tobacco products;

●	requiring investigation and identification of products that don’t meet specifications to institute appropriate corrective actions, such as a recall; and

●	establishing the ability to trace all components or parts, ingredients, additives and materials, as well as each batch of finished or bulk tobacco product, to aid in investigations of those that don’t meet specifications.

FDA states in the proposed rule that “These requirements also would help minimize or prevent the manufacture and distribution of nonconforming electronic nicotine delivery systems (ENDS) e-liquids that contain nicotine concentration levels that vary from the labeled amount and vary from one ENDS product to another within the same brand…..this potential variability in nicotine concentration, in which an e-liquid product contains significantly higher levels of nicotine than what is stated on the label, could be misleading to consumers concerned about nicotine delivery levels, potentially intensifying or prolonging their addiction and potentially exposing users to increased toxins. Tobacco products may introduce preventable harms not normally associated with use of tobacco products due to inadequate design or manufacturing controls; for example, defective solder joints from an ENDS cartomizer (atomizer plus replaceable fluid-filled cartridge) may cause respiratory distress due to metallic particles in the aerosol. This proposed regulation would help to assure that the public health is protected from these, and other, types of hazards.”

These rules if implemented could have an adverse effect on our business by increasing costs of manufacturing our ENDS products to ensure compliance.

Other Potential Product Offerings & Opportunities

In May 2023 we acquired 19 existing and 47 pending patents with novel technologies related to vaporization and inhalation technologies from GoFire. The GoFire patent portfolio includes novel technologies across extrusion dose control, product preservation, tracking and tracing usage, multiple modalities (i.e., different methods of vaporizing) and child safety. The patents and patent applications cover territories including the United States, Australia, Canada, China, the EPO (European Patent Organization), Israel, Japan, Mexico, New Zealand and South Korea. The portfolio also includes a proprietary mobile device software application that is used in conjunction with certain patents in the portfolio.

In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine, nutraceutical and pharmaceutical markets, as a means of monetizing our patents. Longer term, we believe we can utilize the acquired patents to create innovative and market-disruptive products for its growing base of adult consumers, including patent protected vaporizer devices and related hardware and software applications.

As described above, we hope to generate revenue from this acquired intellectual property via licensing and product development activities. However, there can be no assurance that we will be able to implement this strategy.

Recent Developments

Nasdaq Delisting Notice

On April 30, 2024, we received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying us that the date of April 29, 2024, provided by Nasdaq for the Company to hold an annual meeting to regain compliance with Nasdaq Listing Rule 5620(a) lapsed without the Company holding its annual meeting. The Notice further stated unless the Company requests an appeal of the above determination by May 7, 2024, Nasdaq has determined that the Company’s securities will be scheduled for delisting from The Nasdaq Stock Market. On May 3, 2024, we requested an appeal hearing before Nasdaq’s Hearings Panel. Such request was granted, and an appeal hearing was scheduled for June 13, 2024. Additionally, we scheduled our annual meeting to be held on June 25, 2024 and filed a preliminary proxy statement on Schedule 14A on May 3, 2024 with respect to such annual meeting.

Reverse Stock Split

On January 22, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to affect a 1-for-21 reverse stock split (the “2024 Reverse Stock Split”) of the shares of the Common Stock. The 2024 Reverse Stock Split was effective on January 25, 2024, on the Nasdaq Stock Market. No fractional shares were issued in connection with the 2024 Reverse Stock Split. Any fractional shares of our Common Stock that would have otherwise resulted from the 2024 Reverse Stock Split were rounded up to the nearest whole number. In connection with the 2024 Reverse Stock Split, the Board approved appropriate and proportional adjustments to all outstanding securities or other rights convertible or exercisable into shares of the Common Stock, including, without limitation, all preferred stock, warrants, options, and other equity compensation rights. All historical share and per-share amounts reflected throughout this prospectus, including the consolidated financial statements and other financial information that are incorporated by reference in this prospectus have been retroactively adjusted to reflect the 2024 Reverse Stock Split as if the split occurred as of the earliest period presented. The par value per share of the Common Stock was not affected by the 2024 Reverse Stock Split.

During the three months ended January 31, 2024, the Company issued 52,949 shares of common stock for rounding of shares related to the Reverse Split.

Issuance of Shares

During the three months ended January 31, 2024, the Company issued 16,667 shares of common stock to a FINRA member broker-dealer in connection with the termination of its relationship with such broker dealer. The fair value was $62,000 based on the closing price of the common stock on the termination date and recorded as stock-based compensation. Such FINRA member is not participating in this public offering.

Implications of Our Being an “Emerging Growth Company”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

THE OFFERING

Units offered by us:	Up to 3,012,048 units, each unit consisting of one share of common stock and one and one-half common warrants to purchase one and one-half shares of common stock

Assumed Public offering price:	$1.66 per unit and $ 1.659 per pre-funded unit.

Pre-funded Units offered by us	We are also offering to certain purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded units, consisting of one pre-funded warrant to purchase one share of common stock and one and one-half common warrants to purchase one and one-half shares of common stock. The purchase price of each pre-funded unit will equal the price per unit being sold to the public in this offering, minus $0.001, and the exercise price of each pre- funded warrant will be $0.001 per share of common stock. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon the exercise of any pre- funded warrants or common warrants comprising the pre-funded unit sold in this offering.

Description of Common Warrants:	Each common warrant will have an initial exercise price of $[*] per share (equal to 100% of the public offering price of each unit sold in this offering), will be immediately exercisable, and will expire on the five (5) year anniversary of the original issuance date. The initial exercise price shall be reset immediately following the thirtieth (30th) calendar day following the closing date of the public offering (the “Reset Date”) to a price equal to the arithmetic average of the daily VWAPs of the common stock on Nasdaq during the five trading days immediately preceding the Reset Date (the “Reset Price”); provided, however, that in no event shall the Reset Price be less than 20% of the most recent closing price of our common stock on Nasdaq at the time of execution of the securities purchase agreement by the purchasers; provided further that the Rest Price cannot be lower than the initial exercise price. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Best Efforts Offering	We have agreed to offer and sell the securities offered hereby directly to the purchasers. We have retained Maxim Group LLC to act as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The placement agent is not required to buy or sell any specific number of the securities offered hereby. See “Plan of Distribution” beginning on page 27 of this prospectus.

Common stock outstanding prior to this Offering:	2,863,002 shares of common stock

Common stock to be outstanding immediately after this Offering: (1)	5,875,050 shares (assuming the sale of the maximum number of units covered by this prospectus, no sale of pre-funded units, and no exercise of the common warrants issued in this offering)

Use of Proceeds:

Assuming the maximum number of units are sold in this offering at an assumed public offering price of $1.66 per unit, which represents the closing price of our common stock on the Nasdaq Stock Market LLC on May 28, 2024, and assuming no issuance of pre-funded warrants in connection with this offering, we estimate that the net proceeds from our sale of units in this offering will be approximately $4,290,000, after deducting the placement agent fees and estimated offering expenses payable by us. However, this is a best effort offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds of this offering for continuing operating expenses and working capital. See “Use of Proceeds.”

Risk Factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” starting on page 10 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Lock-up:	We, all of our directors and officers, and the holders of 10% or more of our outstanding shares of common stock(and all holders of securities exercisable for or convertible into shares of common stock), have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of ninety (90) after this offering is completed without the prior written consent of the placement agent. See “Plan of Distribution” for more information.

Trading Symbol/Nasdaq Listing Application:	Our common stock is listed on the Nasdaq Stock Market, LLC under the ticker symbol “KAVL”. There is no established trading market for the common warrants or the pre-funded warrants and we do not expect a trading market to develop. We do not intend to list the common warrants or the prefunded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants and the pre-funded warrants will be extremely limited.

Transfer Agent; Warrant Agent	The transfer agent for our common stock is vStock LLC. The warrant agent for the common warrants and the pre-funded warrants will be vStock LLC.

(1)

The number of shares of common stock to be outstanding immediately after this offering is based on 2,863,002 shares of common stock outstanding as of May 29, 2024 and excludes:

(1)   357,120 shares of our common stock issuable upon conversion of 900,000 outstanding shares of Series B Preferred Stock;

(2)   267,821   shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $37.74 per share

(3)   205,636 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $65.19 per share.

(4)    99,732,179 shares of our common stock reserved for future issuance under our Amended and Restated 2020 Stock and Incentive Compensation Plan

Unless otherwise indicated, this prospectus assumes no issuance of pre-funded warrants in connection with this offering and no exercise of the common warrants offered hereby.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should consider carefully the risks and uncertainties described below and under Item 1A.”Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission, or SEC, on February 14, 2024, which are each incorporated by reference in this prospectus, together with all of the other information contained in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.

RISKS RELATED TO OUR BUSINESS

Our Business Is Particularly At Risk Given The FDA’s Strict Regulatory And Enforcement Posture Toward ENDS Products Generally, And Adverse Regulatory And Court Decisions Against Bidi ENDS Products In Particular.

The ENDS industry is relatively new and is rapidly evolving, and the FDA has been aggressive in its oversight of the ENDS industry. Changes in existing laws, regulations and policies and the issuance of new laws, regulations, policies, as well as the FDA’s actions on ENDS-related PMTAs (including Bidi’s) and any other entry barriers in relation to the ENDS industry may materially and adversely affect our ability to conduct business and our results of operations.

In particular, FDA has only authorized the sale of approximately 23 tobacco-flavored ENDS products, and has denied marketing authorizations for every non-tobacco-flavored ENDS product application it has acted upon. The FDA’s stated criteria for authorizing a non-tobacco-flavored ENDS product is that the applicant must demonstrate that the specific non-tobacco flavor “provide[s] an added benefit for adults who smoke cigarettes—in terms of complete switching or significant smoking reduction—relative to that of tobacco-flavored products that is sufficient to outweigh the known risks to youth.” However, some applicants whose non-tobacco flavored applications were denied by FDA have obtained judicial orders remanding the applications to FDA for further review.

Bidi, as well as other companies in the ENDS industry, has taken aggressive actions in response to adverse FDA decisions involving its products and its PMTAs for those products. These efforts by Bidi and others have resulted in some favorable preliminary court decisions, but also many significant unfavorable court decisions. Even if Bidi is able to continue its legal efforts to support its products and applications, the courts, including the Supreme Court, may ultimately issue rulings that could cause Bidi, and us, to go out of business.

RISKS RELATED TO THIS OFFERING

This is a reasonable best efforts offering, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.

The placement agent has agreed to use its best efforts to solicit offers to purchase the units and pre-funded units in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. As there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell all of the units or pre-funded units offered in this offering. The success of this offering will impact our ability to use the proceeds to execute our business plans. We may have insufficient capital to implement our business plans and satisfy current obligations, potentially resulting in greater operating losses or dilution unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

You will experience immediate dilution in the net tangible book value per share of the common stock you purchase, and may experience additional dilution in the future.

Because the effective price per share of common stock included in the units or issuable upon exercise of the warrants or pre-funded warrants being offered may be higher than the net tangible book value per share of our common stock, you may experience dilution to the extent of the difference between the effective offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Assuming the sale of 3,012,048 units at a public offering price of $ 1.66 per unit and our net tangible book value as of January 31, 2024, and assuming no sale of any pre-funded units in this offering, no exercise of any of the common warrants being offered in this offering, and after deducting the placement agent fees and estimated offering expenses payable by us, you will incur immediate dilution in as adjusted net tangible book value of approximately $0.85 per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

An active trading market for our shares may not be sustained.

Although our shares are listed on the Nasdaq Stock Market, LLC, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

This offering may cause the trading price of our common stock to decrease.

The number of shares of common stock underlying the securities we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering. We cannot predict the effect, if any, that the availability of shares for future sale represented by the pre-funded warrants or common warrants issued in connection with the offering will have on the market price of our common stock from time to time.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

We have previously received a notice from Nasdaq that we were not in compliance with the Nasdaq continued listing requirements. If we are unable to regain compliance with Nasdaq’s listing requirements, our common stock could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

Our common stock is listed for trading on Nasdaq. In order to maintain the listing of our common stock on Nasdaq, we must satisfy Nasdaq’s continued listing requirements. On April 30, 2024, we received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market notifying us that the date of April 29, 2024, provided by Nasdaq for the Company to hold an annual meeting to regain compliance with Nasdaq Listing Rule 5620(a) lapsed without the Company holding its annual meeting. The Notice further stated unless the Company requests an appeal of the above determination by May 7, 2024, Nasdaq has determined that the Company’s securities will be scheduled for delisting from The Nasdaq Stock Market. On May 3, 2024, we requested an appeal hearing before Nasdaq’s Hearings Panel. Such request was granted, and an appeal hearing was scheduled for June 13, 2024. Additionally, we scheduled our annual meeting to be held on June 25, 2024, and filed a definitive proxy statement on Schedule 14A on May 14, 2024 with respect to such annual meeting.

We cannot assure you that we will be able to regain compliance with Nasdaq listing standards. Our failure to continue to meet these requirements would result in our common stock being delisted from Nasdaq. We and holders of our securities could be materially adversely impacted if our common stock is delisted from Nasdaq. In particular:

●	we may be unable to raise equity capital on acceptable terms or at all;
●	we may lose the confidence of our customers, which would jeopardize our ability to continue our business as currently conducted;
●	the price of our common stock will likely decrease as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws;
●	holders may be unable to sell or purchase our securities when they wish to do so;
●	we may become subject to stockholder litigation;
●	we may lose the interest of institutional investors in our common stock;
●	we may lose media and analyst coverage;
●	our common stock could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our common stock; and
●	we would likely lose any active trading market for our common stock, as it may only be traded on one of the over-the-counter markets, if at all.

We may not receive any additional funds upon the exercise of the common warrants.

Each common warrant has an initial exercise price of $[*] per share (equal to 100% of the public offering price of each unit sold in this offering), subject to adjustment as described herein , and may also be exercised in certain circumstances by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the warrant. Accordingly, we may not receive any additional funds, or any significant additional funds, upon the exercise of the warrants.

There is no public market for the common warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.

The common warrants included in the units and in the pre-funded units are speculative in nature.

The common warrants represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the common warrants may acquire the shares of common stock issuable upon exercise of such warrants at an initial exercise price of $[*] per share of common stock (equal to 100% of the public offering price of each unit sold in this offering), subject to adjustment as described herein. Moreover, following this offering, the market value of the common warrants is uncertain and there can be no assurance that the market value of the common warrants will equal or exceed the public offering price. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of common warrants to exercise the common warrants.

Except as otherwise set forth in the common warrants and pre-funded warrants, holders of the common warrants and the pre-funded warrants offered hereby will have no rights as stockholders with respect to the shares of common stock underlying the common warrants and the pre-funded warrants until such holders exercise their common warrants and pre-funded warrants and acquire our common stock.

Except as otherwise set forth in the common warrants and pre-funded warrants, until holders of the common warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders of the common warrants and the pre-funded warrants will have no rights with respect to the shares of our common stock underlying such warrants, such as voting rights. Upon exercise of the common warrants or the pre-funded warrants, as the case may be, the holder will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims for breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including timely delivery of shares and indemnification for breach of contract.

Since we do not expect to pay any cash dividends for the foreseeable future, investors may be forced to sell their stock in order to obtain a return on their investment.

We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Instead, we plan to retain any earnings to finance our operations and growth plans discussed elsewhere or incorporated by reference in this prospectus. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price is highly volatile. During the period from June 1, 2023, to May 10, 2024 the closing price of our common stock (on a post-reverse split basis) ranged from a high of $19.11 per share (as adjusted for the reverse split) to a low of $1.33 per share (as adjusted for the reverse split). The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price and you may lose some or all of your investment.

Our Series B Preferred Stock ranks senior to our common stock.

Our Series B Preferred Stock ranks, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights, senior to our common stock and each other class or series of securities now existing or hereafter authorized classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights.

For so long as any shares of Series B Preferred Stock remain outstanding, the majority holders of the Series B Preferred Stock are entitled to designate one individual to be nominated to serve as a director on our board of directors.

For so long as any shares of Series B Preferred Stock remain outstanding, the majority holders of the Series B Preferred Stock (or the Majority Holders) will be entitled to designate one (1) individual to be nominated to serve as a director (who we refer to as the Series B Preferred Director) on our board of directors (or the Board). At each annual meeting of the stockholders of our company, or at any special meeting called for the purpose of electing directors, the Board shall nominate such designee for election. Unless the Board shall have received from the Majority Holders a written designation by March 1 of each calendar year of an individual other than the then-sitting Series B Preferred Director, the Board shall nominate the then-sitting Series B Preferred Director for re-election to the Board. The Series B Preferred Director is subject to any board of directors-related provisions that may be contained in our Certificate of Incorporation or Bylaws. The Majority Holders, voting as a single class at a meeting called for such purpose (or by written consent signed by the Majority Holders in lieu of such a meeting), have the sole right to remove the Series B Preferred Director from the Board. Any vacancy created by the removal, resignation or death of a Series B Preferred Director may solely be filled by the Majority Holders, voting as a single class, at a meeting called for such purpose (or by written consent signed by the Majority Holders in lieu of such a meeting). The Series B Preferred Director shall be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for his or her service as a director of our company as the other non-employee directors of on the Board. The initial Series B Preferred Director is Mr. James P. Cassidy. As of the date of this prospectus, the seat on our Board designated for the Series B Preferred Director is vacant due to Mr. Cassidy’s resignation from the Board on January 25, 2024. As a result of their Board appointment right, the Majority Holders could have a disproportionate impact on our governance and operations, which could have an adverse effect on our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “should,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results, including, without limitation, statements related to:

●	our substantial reliance on, and efforts to diversify our business from, the business of our affiliate Bidi Vapor, LLC (“Bidi”);

●	our ability to raise required funding in the form of debt or equity both in the near and longer term;

●	our ability to obtain from, and pay for, Bidi products we distribute;

●	our ability to integrate and ultimately enter into licenses for or create products relating to the intellectual property assets we acquired from GoFire, Inc. on May 30, 2023;

●	the impact of the August 2022 11th Circuit Court of Appeals decision overturning the U.S. Food and Drug Administration’s (“FDA”) previous denial of Bidi’s Premarket Tobacco Product Application (“PMTA”) for its non-tobacco flavored BIDI® Stick electronic nicotine delivery system (“ENDS”), which we are permitted to distribute in the U.S. subject to FDA enforcement and maintenance of all state licenses and permits, and the outcome of the FDA’s pending review of such PMTA, the denial of which could have a substantial adverse impact on our company;

●	the impact of the FDA’s marketing denial order (“MDO”) in January 2024 regarding the Classic BIDIR Stick tobacco-flavored ENDS product, which has the potential to have a substantial adverse impact on our company;

●	the outcome of Bidi Vapor’s petition with the 11th Circuit Court of Appeals regarding the January 2024 MDO related to Classic BIDI® Stick;

●	our relationship with, and the results of marketing and sales activity by, Phillip Morris International, to whom we have licensed international rights to distribute Bidi products and from who we are entitled to receive royalty payments;

●	the influence on our company of Kaival Holdings, LLC, our majority shareholder which is controlled by Nirajkumar Patel, our Chief Executive Officer and a director of our company, and the potential for conflicts of interests between Kaival Holdings and our company and our minority stockholders;

●	our relationships with, and reliance on, third party distributors and brokers to arrange for sales of our products;

●	the market perception of Bidi products we distribute and related impacts on our reputation;

●	the impact of black-market goods on our business;

●	the demand for Bidi products we distribute;

●	anticipated product performance, and our market and industry expectations;

●	our ability or plans to diversify our product offerings;

●	the impact of government regulation, laws or consumer preferences generally, or changes thereto, that could affect our business; and

●	circumstances or developments that may make us unable to implement or realize the anticipated benefits, or that may increase the costs of, our current and planned business initiatives, including matters over which we have little or no control such as COVID-19.

You should carefully read this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $4,290,000 (assuming the sale of all units offered hereby at the assumed public offering price of $1.66 per unit, which represents the closing sale price of our common stock on the Nasdaq Stock Market, LLC on May 28,2024, and assuming no issuance of pre-funded warrants), after deducting placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded units offered hereunder. However, because this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75% or 50% of the units offered in this offering would be approximately $3,127,500 and $1,965,000, respectively, after deducting placement agent fees and estimated offering expenses payable by us.

We currently intend to use the net proceeds of this offering for general corporate and working capital purposes and to fund ongoing operations and expansion of our business. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for these purposes and our management will have broad discretion in the allocation of such net proceeds.

DILUTION

If you purchase securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the assumed public offering price per unit and as adjusted, net tangible book value per share of common stock immediately after this offering. Tangible assets equal our total assets less goodwill and intangible assets. As of January 31, 2024, our historical net tangible book value was $476,073 or $0.17 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of January 31, 2024.

After giving effect to the sale by us in this offering of 3,012,048 units at an assumed public offering price of $1.66 per unit (the closing sale price of our common stock on the Nasdaq Stock Market, LLC on May 28, 2024), assuming no sale of any pre-funded units in this offering and no exercise of any of the common warrants being offered in this offering and deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of January 31, 2024, would have been $4,766,073, or $0.81 per share of common stock. This amount represents an immediate increase in net tangible book value of $0.64 per share to our existing shareholders and an immediate dilution of $0.85 per share to purchasers of our securities in this offering. We determine dilution per share to investors participating in this offering by subtracting the as adjusted net tangible book value per share after this offering from the offering price per share paid by investors participating in this offering.

The following table illustrates this per share dilution:

The following table illustrates this per share dilution:

Assumed public offering price per unit	$1.66
Historical net tangible book value per share at January 31, 2024	$0.17
Increase in as adjusted net tangible book value per share attributable to this offering	$0.64
As adjusted net tangible book value per share after giving effect to this offering	$0.81
Dilution per share to investors purchasing securities in this offering	$0.85

If we only sell 75% or 50% of the maximum offering amount, our as adjusted net tangible book value after this offering would be $3,603,573, or $2,441,073, respectively, and the dilution per share to investors purchasing securities in this offering would be $0.96 or $1.10, respectively, assuming no pre-funded warrants are issued and no warrants are exercised, and after deducting placement agent fees and estimated offering expenses payable by us.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of units that we offer in this offering, and other terms of this offering determined at the time of pricing. The foregoing discussion and table assumes no sale of pre-funded units, which if sold, would reduce the number of units that we are offering on a one-for-one basis. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock to be outstanding immediately after this offering is based on 2,863,002 shares of common stock outstanding as of May 29, 2024 and excludes:

(1)       357,120 shares of our common stock issuable upon conversion of 900,000 outstanding shares of Series B Preferred Stock;

(2)       267,821   shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $37.74 per share

(3)       205,636 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $65.19 per share.

(4)       99,732,179 shares of our common stock reserved for future issuance under our Amended and Restated 2020 Stock and Incentive Compensation Plan.

CAPITALIZATION

The following table summarizes our unaudited capitalization as of January 31, 2024. Such information is set forth on the following basis:

●	on an actual basis; and

●

on an as adjusted basis, giving effect to the sale of the 3,012,048  units (assuming no sale of pre-funded units) in this offering at the assumed public offering price of $1.66 per unit, which represents the closing sale price of our common stock on the Nasdaq Stock Market, LLC on May 28, 2024, and an aggregate offering amount of $5,000,000, and assuming no issuance of pre-funded units, after deducting placement agent’s fees and estimated offering expenses, and excluding the proceeds, if any, from the subsequent exercise of the common warrants issued pursuant to this offering;

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as our financial statements and related notes and the other financial information, incorporated by reference into this prospectus from our SEC filings, including our most recent Annual Report on Form 10-K, our Quarterly Report on Form 10-Q, and our Current Reports on Form 8-K. The information presented in the capitalization table below is unaudited.

	As of January 31, 2024
	(Unaudited)
	Actual	As adjusted(1)
Cash	$591,293	$4,881,293

Total debt	821,889	821,889
Stockholders’ equity:
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 2,863,002 issued and outstanding, and 5,875,050 issued and outstanding, as adjusted	2,863	5,875
Additional paid in capital	44,621,654	48,908,642
Accumulated deficit	(32,877,634)	(32,877,634)
Total stockholders’ equity	11,747,783	16,036,883
Total capitalization	$12,569,672	$16,858,772

(1)

A decrease in the number of units offered by us to 2,259,036 units (resulting in net proceeds of approximately $3,127,500) would decrease cash, decrease stockholders’ equity, and decrease total capitalization on an as adjusted basis by approximately $1,162,500 from the amounts presented in the table above, assuming the assumed offering price of $1.66 per unit remains the same, and after deducting placement agent’s fees and estimated offering expenses payable by us. The Company has not completed its review of the accounting treatment and fair value of the common warrants and pre-funded warrants offered hereby. The table above assumes the common warrants and pre-funded warrants are accounted for within equity. If the Company determines the warrants are to be accounted for as liabilities, the fair value of the warrants will be recognized as a liability and subsequently recorded at fair value each reporting period with the change in fair value recognized within income.

The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of common stock to be outstanding immediately after this offering is based on 2,863,002 shares of common stock outstanding as of May 29, 2024 and excludes:

(1)       357,120 shares of our common stock issuable upon conversion of 900,000 outstanding shares of Series B Preferred Stock;

(2)       267,821   shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $37.74 per share

(3)       205,636 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $65.19 per share.

(4)       99,732,179 shares of our common stock reserved for future issuance under our Amended and Restated 2020 Stock and Incentive Compensation Plan.

MANAGEMENT

The following table sets forth, as of the date of this prospectus, the names and ages of the current Board of Directors of the Company, our executive officers and the principal offices and positions held by each person.

Name	Age	Position(s)	Dates in Position or Office

Nirajkumar Patel(1)	40	Chief Executive Officer and Director	March 7, 2024– Current

David Worner (2)	45	Director	March 19, 2023– Current

Mark Thoenes (3)	70	Director	August 1, 2023 – Current

Ashesh Modi(4)	45	Director	April 23, 2024-Current

Ketankumar Patel(5)	39	Director	April 23, 2024-Current

Eric Morris	48	Interim Chief Financial Officer	March 7, 2024– Current

(1)	Mr. Patel served as our Chief Executive Officer and Chief Financial Officer from February 20, 2019, until June 24, 2022.
(2)	Mr. Worner serves as chair of the Audit Committee and a member of the Compensation Committee and Governance and Nominating Committee.
(3)	Mr. Thoenes was appointed to the Board effective August 1, 2023. From June 30, 2021 until August 1, 2023, he served as our Interim Chief Financial Officer.
(4)	Mr. Modi serves as chair of the Governance and Nominating Committee and a member of the Audit Committee and the Compensation Committee.
(5)	Mr. Patel serves as chair of the Compensation Committee and member of the Audit Committee and Governance and Nomination Committee.

Nirajkumar Patel, Chief Executive Officer and Director. Nirajkumar Patel attended AISSMS College of Pharmacy in Pune, India and received a Bachelor of Science Degree in Pharmacy in 2004. After moving to the United States in 2005, Mr. Patel became a United States citizen in 2008 and obtained a master’s degree in chemistry from the Florida Institute of Technology in 2009. Mr. Patel is a prominent local businessman in Brevard County, Florida. In 2017 and 2018, Mr. Patel served as Vice President for the Board of the Indian Association of the Space Coast, located in Brevard County, Florida. Mr. Patel founded, and has served as a Board member of, the Florida Independent Liquor Stores Owners Association since 2017. In 2013, Mr. Patel launched Just Chill Products LLC, a highly successful developer/manufacturer of high-end CBD products and has served as its Chief Executive Officer and Chief Science Officer since 2017. In 2017, Mr. Patel created Relax Lab Inc., a producer/manufacturer of a CBD relaxation beverage, and currently serves as its Chief Executive Officer and Chief Science Officer. In 2017, Mr. Patel also created RLX Lab LLC, a producer/manufacturer of a non-CBD relaxation beverage, and currently serves as its Chief Executive Officer and Chief Science Officer. In 2017, Mr. Patel also founded KC Innovations Lab Inc., a CBD white-label manufacturing service and developer/producer of best-selling white-label CBD products including cosmetics, edibles, beverages, topicals, and vape oils, and currently serves as its Chief Executive Officer and Chief Science Officer. Additional companies that are owned by Nirajkumar Patel, the Chief Science & Regulatory Officer and director of our company, and/or his wife include Beach Food Store created in 2004, Diya Food Store created in 2010, Cloud Nine 2012 created in 2012, JC Products of USA, LLC created in 2013 and Just Pick, LLC. We believe that Mr. Patel is qualified to serve on our Board because of his prior and current management experience, as well as his business experience within our business industry.

David Worner, Director. Mr. David Worner began his career in public accounting and is currently the Chief Executive Officer of GrowthPath Partners, a transactional accounting and advisory firm which he founded in July 2021. From August 2012 to June 2021, Mr. Worner served as a partner at NOW CFO, a national finance and accounting consulting firm. Prior to his time at NOW CFO, Mr. Worner worked as a Controller at Covario, an independent provider of search marketing agency services, from August 2010 until August 2012. Prior to his time at Covario, from September 2006 to August 2012, he worked as an Accounting Manager for Securities and Exchange Commission Reporting and SOX Management for NTN Buzztime, a company that produces interactive entertainment across different platforms. Mr. Worner received a bachelor’s degree in accounting from the University of New Orleans in 2005. We believe Mr. Worner is qualified to serve on our Board because of his expertise in finance, organizational development and business operations.

Mark Thoenes, Director. Mr. Mark Thoenes, has more than 35 years of diverse financial and operational leadership to our company. From June 30, 2021 to August 1, 2023, he served as our Interim Chief Financial Officer on a consulting basis. He has been a licensed Certified Public Accountant since 1984 and began his career with Ernst & Young Global Limited. From 2000 to 2010, Mr. Thoenes served as the Executive Vice President/Chief Financial Officer of Rentrak Corporation (“Rentrak”), a publicly traded company listed on Nasdaq and headquartered in Portland, Oregon. Founded in 1977, Rentrak went public in 1986, and remained a public company until it was acquired by comScore, Inc. in 2016, after Mr. Thoenes left Rentrak. For the past eleven years, Mr. Thoenes has been the President of MLT Consulting Services, LLC, a full-service business/financial consulting firm. We believe Mr. Thoenes is qualified to serve on our Board because of his experience in finance, business operations, financial and corporate exercise serve as his main contribution to the company’s operation. He is qualified as a director of our Company given his extensive experience in public companies and finance.

Ashesh Modi, Director: Since 2017, Mr. Modi, has been a pharmacist at Publix. Since 2016, Mr. Modi has also held a realtor license and has managed multi-million dollar deals, earning accolades such as being named a top 1% Realtor by Lokation Real Estate in 2022.  He also served as President of the Indian Association of the Space Coast in Florida in 2017 -2018. After earning a Bachelor of Pharmacy degree from A R College of Pharmacy at Sardar Patel University in India, he came to USA in 2002 where he attended Master's in Public Health from the University of Oklahoma. We believe that Mr. Modi is qualified to serve on our board of directors due to his background in our industry.

Ketankumar Patel, Director: In 2017, Mr. Patel founded liquor franchise company called In and Out Liquors. Through that business, he developed a thorough understanding of how to manage and sell high-value, age-restricted products. Mr. Patel is a graduate of APC College of Pharmacy, Chikhali, Maharastra, India. After obtaining his degree in 2005, Mr. Patel moved to the United States in 2006. We believe that Mr. Patel is qualified to serve on our board of directors due to his background in our industry and the business of age-restricted products.

Eric Morris. Interim Chief Financial Officer: Mr. Morris has served as our Interim Chief Financial Officer since March 2024. Prior to this position he was our Controller from April 2023 to March 2024. He has been a licensed Certified Public Accountant since 2006. From Sept 2017 to April 2023, he worked as a fractional accounting consultant at a privately held company with a diverse group of clients. Prior to his time as a consultant, from December 2010 to August 2017, he was the Controller at a privately held Parking Meter Company. Mr. Morris received a bachelor’s degree in accounting from Linfield University in 2000. We believe that Mr. Morris is qualified to serve as our Interim Chief Financial Officer because of his prior and current management experience, as well as his business experience within our business industry.

Director Independence

Under Nasdaq standards, a director is not “independent” unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules. Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based on these standards, the Board has determined that Messrs. Worner, Modi, and Ketankumar Patel are “independent” directors within the meaning of listing rules of the Nasdaq Stock Market.

All the members of the Audit, Compensation and Governance and Nominating Committees are independent. In making determinations regarding director independence, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our Common Stock and the relationships of our non-employee directors with certain of our significant stockholders.

DESCRIPTION OF OFFERED SECURITIES

We are offering shares of our common stock, pre-funded warrants to purchase shares of our common stock, and common warrants to purchase shares of our common stock. The following summary descriptions of our common stock, pre-funded warrants and common warrants are based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”

The shares of common stock, pre-funded warrants, and common warrants that we are offering are immediately separable and will be issued separately.

Common Stock

We currently have authority to issue up to 1,000,000,000 shares of common stock, $0.001 par value per share. As of May 29, 2024, we had 2,863,002, shares of common stock outstanding. From time to time we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and are entitled to receive dividends when and as declared by our Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of our company. We have not paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Our common stockholders do not have cumulative voting rights in the election of directors and have no preemptive, subscription, or conversion rights. Our common stock is subject to redemption by us.

Common Warrants

The following summary of certain terms and provisions of the common warrants included in the units and pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Duration, Exercise Price and Form

Each common warrant included in the units and pre-funded units will have an initial exercise price equal to $[●] per share (equal to 100% of the public offering price per unit). The common warrants will be immediately exercisable and may be exercised until the five-year anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The initial exercise price shall be reset immediately following the thirtieth (30th) calendar day following the closing date of the public offering (the “Reset Date”) to a price equal to the arithmetic average of the VWAPs of the common stock on Nasdaq during the five trading days immediately preceding the Reset Date (the “Reset Price”); provided, however, that in no event shall the Reset Price be less than 20% of the most recent closing price of our common stock on Nasdaq at the time of execution of the securities purchase agreement by the purchasers; provided further that the Rest Price cannot be lower than the initial exercise price. The common warrants will be issued separately from the common stock or the pre-funded warrants, as the case may be, and may be transferred separately immediately thereafter. The common warrants will be issued in electronic form.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. If, at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of common stock underlying the warrants, then the warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction, and the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the common warrants with the same effect as if such successor entity had been named in the common warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the common warrant following such fundamental transaction.

Warrant Agent; Global Certificate

The common warrants will be issued in registered form under a warrant agency agreement between our transfer agent or other warrant agent and us. The common warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co, a nominee of DTC, or as otherwise directed by DTC.

Transferability

Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

Trading Market

There is no established trading market for the common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited. The common stock issuable upon exercise of the common warrants is currently listed on Nasdaq.

Rights as a Stockholder

Except as otherwise provided in the common warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the common warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such common warrant holders exercise their common warrants.

Governing Law

The common warrants are governed by New York law.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration, Exercise Price and Form

Each pre-funded unit will be sold in this offering at a purchase price equal to $[*] (equal to the purchase price per unit, minus $0.001). Each pre-funded warrant included in the pre-funded units offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and will not expire prior to exercise. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The pre-funded warrants will be issued in electronic form.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act of 1933, as amended (the “Securities Act”), is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation in the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. If, at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of common stock underlying the pre-funded warrants, then the pre-funded warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant.

Warrant Agent; Global Certificate

The pre-funded warrants will be issued in registered form under a warrant agency agreement between our transfer agent or other warrant agent and us. The pre-funded warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.

Trading Market

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock with respect to the shares of common stock underlying the pre-funded warrants, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction, and the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the pre-funded warrants with the same effect as if such successor entity had been named in the pre-funded warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the pre-funded warrant following such fundamental transaction.

Amendment and Waiver

The pre-funded warrants may be modified or amended or the provisions thereof waived with the written consent of our company and the respective holder.

Governing Law

The pre-funded warrants are governed by New York law.

Transfer Agent; Warrant Agent

The transfer agent and registrar for our common stock is vStock LLC. The warrant agent for the common warrants and the pre-funded warrants will be vStock Transfer, LLC.

Certain Effects of Delaware Law and Certificate of Incorporation and Bylaw Provisions

Certain provisions in our Certificate of Incorporation and Bylaws, as well as certain provisions of the DGCL, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price of the shares held by stockholders. These provisions contained in our Certificate of Incorporation and Bylaws include the items described below.

●	Special Meetings of Stockholders. Our Bylaws provide that special meetings of our stockholders may be called only by a majority of our Board, the President, Chief Executive Officer, or the Secretary.

●	No Cumulative Voting. Our Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares could be able to ensure the election of one or more directors.

●	Undesignated Preferred Stock. Because our Board has the power to establish the preferences and rights of the shares of any additional series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

●	Our Officers Beneficially Own a Majority of Our Capital Stock. Our executive officers and sole directors beneficially own more than a majority of our common stock and own all of the issued and outstanding shares of Series A Preferred Stock. Accordingly, they are able to control all matters related to our company.

These and other provisions contained in our Certificate of Incorporation and Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

In addition, we are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

●	The board of directors of the corporation approved the business combination or other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

●	Upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

PLAN OF DISTRIBUTION

We are offering on a best efforts basis up to 3,012,048 units or pre-funded units, based on an assumed public offering price of $1.66 per unit or $1.659 per pre-funded unit., which represents the closing price of our common stock on the Nasdaq Stock Market, LLC on May 28, 2024, for gross proceeds of up to approximately $5,000,000 before deduction of placement agent fees and offering expenses. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Pursuant to a placement agency agreement, dated as of [*], 2024, we have engaged Maxim Group LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

The units will be offered at a fixed price and are expected to be issued in a single closing. There is no minimum number of units to be sold or minimum aggregate offering proceeds for this offering to close.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about [*], 2024.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for certain of its out-of-pocket expenses incurred in connection with this offering, including the placement agent’s legal fees, and actual travel and reasonable out-of-pocket expenses, in an amount not to exceed $100,000. If this offering is not completed, we have agreed to reimburse the placement agent for its actual expenses in an amount not to exceed 25,000. We have paid an advance in the amount of $25,000 to the placement agent, which will be applied against the placement agent’s accountable out-of-pocket expenses and will be reimbursed to us to the extent not incurred.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the sale of all units in this offering and no sale of any pre-funded units in this offering.

	Per Unit(1)	Total
Public offering price	$	$
Placement agent fees(2)	$	$
Proceeds to us (before expenses)	$	$

We estimate that the total expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the placement agent fees, will be approximately $360,000, all of which are payable by us. This figure includes, among other things, the placement agent’s expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) that we have agreed to reimburse.

Lock-Up Agreements

We, each of our officers and directors and all holders of securities exercisable for or convertible into in excess of ten percent (10%) of the outstanding shares of common stock shall enter into customary “lock-up” agreements in favor of the placement agent pursuant to which such persons and entities shall agree, for a period of ninety (90) days after the closing of this offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the placement agent’s prior written consent, including the issuance of shares of Common Stock upon the exercise of currently outstanding options.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

In addition, we have also agreed with the placement agent that until the three-month anniversary of the closing date of this offering, we will not affect or enter into an agreement to effect a “Variable Rate Transaction” as defined in the placement agency agreement to be entered into with each purchaser.

Right of First Refusal

Upon the closing of the offering or Financing (as defined below), we have agreed to grant the placement agent a right of first refusal for a period of eighteen (18) months from such closing, to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such eighteen (18) month period of the Company (and any successor thereto). We shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain the placement agent. Such offer shall be made in writing in order to be effective. The placement agent shall notify us within ten (10) business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. “Financing” shall mean, where an underwriter, placement agent and/or finder is utilized in transactions involving third parties who may be interested in providing financing to the Company including equity, equity-linked, convertible and/or debt securities.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering price of the units and pre-funded units we are offering, and the exercise price of the common warrants included in the units and pre-funded units that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the common warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent or an affiliate. Other than this prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Other Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the securities offered hereby. Any such short positions could adversely affect future trading prices of the securities offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Listing

Our common stock is traded on Nasdaq under the symbol “KAVL”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is vStock Transfer, LLC.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. Loeb & Loeb LLP, New York, NY, is acting as counsel to the placement agent.

EXPERTS

Our consolidated balance sheets as of October 31, 2023 and 2022 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, incorporated by reference into this prospectus, have been audited by MaloneBailey, LLP, our independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report (which report includes an explanatory paragraph relating to going concern) of such firm given on their authority as experts in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website. We also maintain a website at https://kaivalbrands.com, which provides additional information about the Company. The contents of our website or any other website, however, are not a part of this prospectus and is not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities to be offered hereby. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. Additionally, all filings filed by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

●	Annual Report on Form 10-K for the fiscal year ended October 31, 2023.

●	Quarterly Report on Form 10-Q for the fiscal quarters ended January 31, 2024.

●	Current Reports on Form 8-K filed with the SEC on May 3, 2024, April 25, 2024, March 14, 2024, March 13, 2024, February 26, 2024, February 8, 2024, January 26, 2024, January 22, 2024, December 28, 2023, December 5, 2023 and, November 13, 2023.

●	Schedule 14A with the SEC on May 14, 2024.

In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.

Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus. You may request, orally or in writing, a copy of these documents, and any exhibits incorporated by reference in these documents, which will be provided to you at no cost, by contacting:

KAIVAL BRANDS INNOVATIONS GROUP, INC

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

Attention: Interim Chief Financial Officer, Eric Morris

Telephone: (833) 452-4825

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (www.sec.gov) and these reports, proxy and information statements are also available through our website at https://ir.kaivalbrands.com/overview/default.aspx

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Up to 3,012,048 Units consisting of

Up to 3,012,048 Shares of Common Stock and

Up to 4,518,072 Common Warrants to purchase Up to 4,518,072 Shares of Common Stock

Up to 3,012,048 Pre-Funded Units consisting of

Up to 3,012,048 Pre-Funded Warrants to purchase Up to 3,012,048 Shares of Common Stock and

Up to 4,518,072 Common Warrants to purchase Up to 4,518,072 Shares of Common Stock

Up to 3,012,048 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 4,518,072 Shares of Common Stock Underlying the Common Warrants

PROSPECTUS

[•], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,476
FINRA Filing Fee	$2,000
Legal Fees and Expenses*	$150,000
Accounting Fees and Expenses*	$70,000
Miscellaneous Fees and Expenses*	$11,524
Total	$235,000

* Estimated solely for the purposes of this Item. Actual expenses may vary.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that, unless otherwise required under applicable law, (a) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (b) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company any predecessor of the Company, or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our Bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

The foregoing represents a summary of the general effect of the DGCL, our Certificate of Incorporation, and any other contracts or arrangements of the Company relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the DGCL, our Certificate of Incorporation, and such other contracts or arrangements relating to indemnification.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind, and unless otherwise indicated, without payment of placement agent fees or commissions.

Common Stock

Our authorized Common Stock consists of 1,000,000,000 shares with a par value of $0.001 per share. There were 2,793,386 shares of Common Stock issued and outstanding as of October 31, 2023 as compared to 2,674,718 shares of the Common Stock issued and outstanding as of October 31, 2022.

During the three months ended January 31, 2024, the Company issued 16,667 shares of common stock to a FINRA member broker-dealer in connection with the termination of its relationship with such broker dealer. The fair value was $62,000 based on the closing price of the common stock on the termination date and recorded as stock-based compensation. Such FINRA member is not participating in this public offering.

During the year ended October 31, 2023, we issued 95,239 shares of Common Stock as consideration for the acquisition of intellectual property assets from GoFire. We also issued 4,381 shares of Common Stock as compensation for advisory services rendered in connection with the GoFire APA.

During the year ended October 31, 2023, we issued 19,048 shares of Common Stock as part of a loan transaction with AJB Investments entered into on August 9, 2023. Such loan has been repaid in full as of the date of this prospectus.

During the fiscal year ended October 31, 2022, third parties exercised warrants to purchase 40,744 shares of our Common Stock for net proceeds of $1,625,650.

During the fiscal year ended October 31, 2022, we issued 5,870 shares of Common Stock with the fair value of $172,379 to employees for services RSUs that were settled with common shares. Of the shares issued to employees, 2,130 shares were withheld by us to satisfy tax withholding obligations equal to $59,862.

During the fiscal year ended October 31, 2022, 618 shares of our Common Stock were issued to an individual as compensation for consulting services rendered to us. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act (in that the issuance of shares of our Common Stock did not involve any public offering).

During the fiscal year ended October 31, 2022, 731 shares of our Common Stock were issued to QuikfillRx, LLC as compensation for marketing and promotion services rendered to us. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act (in that the issuance of shares of our Common Stock did not involve any public offering).

During the fiscal year ended October 31, 2022, 539 shares of our Common Stock were issued to an individual as compensation for professional legal services rendered to us. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act (in that the issuance of shares of our Common Stock did not involve any public offering).

During the fiscal year ended, October 31, 2022, all 3,000,000 shares of Series A Preferred Stock were converted into shares of Common Stock by Kaival Holdings, our majority stockholder. The conversion of 3,000,000 shares of Series A Preferred Stock, at a conversion rate of 0.3968, equaled 1,190,477 shares of Common Stock. As a result, the authorized, preferred stock of the Company consists of 5,000,000 shares with a par value of $0.001 per share, with 0 shares of preferred stock issued or outstanding as of October 31, 2022.

Series B Convertible Preferred Stock

We issued 900,000 shares of the Series B Preferred Stock as consideration for the acquisition of intellectual property assets from GoFire in May 2023. The Series B Preferred Stock carries no voting rights except: (i) with respect to the ability of the holders of a majority of the then outstanding Series B Preferred Stock (the “Majority Holders”), to nominate a director to our board of directors, and (ii) that the vote of the Majority Holders is necessary for effecting any amendment to the Company’s Certificate of Incorporation or Certificate of Designation that affects the Series B Preferred Stock. The Series B Preferred Stock is redeemable at our option at a redemption price of $15 per share, subject to potential downward adjustments based on the trading price of the Common Stock. Subject to additional limitations in the GoFire APA, the Series B Preferred Stock holds seniority over the Common Stock and each other class of series of securities now existing or hereafter authorized with respect to dividend rights, the distribution of assets upon liquidation, and dissolution and redemption rights. Upon a liquidation and winding up of our company, the holders of Series B Preferred Stock are entitled to a liquidation preference of $15 per share (the “Liquidation Preference”), though the redemption may be adjusted downward based on the trading price of the Common Stock at the time of liquidation. The holders of Series B Preferred Stock are entitled to receive a dividend equal to 2% of the Liquidation Preference, accruing from May 30, 2023 and payable on the eighteen-month anniversary of May 30, 2023. Dividends compound on each six month anniversary of the original issuance date. No preemptive rights are granted to the holders of Series B Preferred Stock. The Majority Holders have the ability to cause a voluntary conversion of the Series B Preferred Stock into Common Stock at a conversion rate of 0.3968 shares of Common Stock per share of Series B Preferred Stock which may only occur on or after the following dates 18 month, 24 month, 36, month, 48 month, and 60 month anniversary of the original issuance date; and only up to 180,000 number of shares of Series B Preferred Stock on each of the these dates. All shares of Series B Preferred Stock will automatically convert to Common Stock upon the occurrence of a Change of Control (as defined in the GoFire APA).

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
1.1*	Form of Placement Agency Agreement
3.1	Restated Certificate of Incorporation, which was filed as Exhibit 3.1 to our Registration Statement on Form 10-12G filed with the Securities and Exchange Commission on March 25, 2019, and is incorporated herein by reference thereto.
3.2	Bylaws, which were filed as Exhibit 3.2 to our Registration Statement on Form 10-12G filed with the Securities and Exchange Commission on February 19, 2019, and are incorporated herein by reference thereto.
3.3	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on June 20, 2019, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2019, and is incorporated herein by reference thereto.
3.4	Certificate of Correction, as filed with the Secretary of State of the State of Delaware on July 15, 2019, which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2019, and is incorporated herein by reference thereto.
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Kaival Brands Innovations Group, Inc., effective July 20, 2021, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2021, and is incorporated herein by reference thereto.
3.6	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, dated May 30, 2023, which was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2023, and is incorporated herein by reference thereto.
3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Kaival Brands Innovations Group, Inc., effective January 22, 2024, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2024, and is incorporated herein by reference thereto.

4.1	Form of senior indenture, filed as Exhibit 4.4 to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 30, 2021, and is incorporated herein by reference thereto.
4.2	Form of Warrant, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on October 4, 2021, and is incorporated herein by reference thereto.
4.3	Warrant Agency Agreement, dated as of September 29, 2021, by and between Kaival Brands Innovations Group, Inc. and VStock Transfer, LLC, as warrant agent, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with Securities and Exchange Commission on October 4, 2021, and is incorporated herein by reference thereto.
4.4	Common Stock Purchase Warrant issued to GoFire, Inc on May 30, 2023, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2023, and is incorporated herein by reference thereto.
4.5*	Form of Common Warrant
4.6**	Form of Pre-Funded Warrant
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Service Agreement by and between Kaival Brands Innovations Group, Inc. and QuikfillRx LLC, dated March 31, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2020, and is incorporated herein by reference thereto.
10.2	First Amendment to Service Agreement by and between Kaival Brands Innovations Group, Inc. and QuikfillRx LLC, dated June 2, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020, and is incorporated herein by reference thereto.
10.3	Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Favs Business, LLC, dated April 3, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2020, and is incorporated herein by reference thereto. (1)
10.4	Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Colonial Wholesale Distributing Inc., dated April 11, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020, and is incorporated herein by reference thereto. (1)
10.5	Amended and Restated Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Favs Business, LLC, dated May 21, 2020, which was filed as Exhibit 10.6 to our Form 10-Q filed with the Securities and Exchange Commission on May 27, 2020, and is incorporated herein by reference thereto. (1)
10.6	Amended and Restated Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Colonial Wholesale Distributing Inc., dated May 25, 2020, which was filed as Exhibit 10.7 to our Form 10-Q filed with the Securities and Exchange Commission on May 27, 2020, and is incorporated herein by reference thereto. (1)
10.7	Share Cancellation and Exchange Agreement, by and between the Company and Kaival Holdings, LLC, dated August 19, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2020, and is incorporated herein by reference thereto.
10.8	Amended and Restated 2020 Stock and Incentive Compensation Plan, which was filed as an annex to our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 4, 2022 and is incorporated herein by reference thereto.
10.9	Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Nirajkumar Patel, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020, and is incorporated herein by reference thereto.
10.10	Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Eric Mosser, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020, and is incorporated herein by reference thereto.
10.11	Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Nirajkumar Patel, which was filed as Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020 and is incorporated herein by reference thereto.

10.12	Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Eric Mosser, which was filed as Exhibit 10.6 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020 and is incorporated herein by reference thereto.
10.13	Lease Agreement by and between Kaival Brands Innovations Group, Inc., and Just Pick, LLC, dated July 15, 2020, which was filed as Exhibit 10.14 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 14, 2020, and is incorporated herein by reference thereto.
10.14	Consulting Agreement, by and between Kaival Brands Innovations Group, Inc. and Russell Quick, dated March 16, 2021, which was filed as Exhibit 10.18 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2021, and is incorporated herein by reference thereto.
10.15	Second Amendment to Service Agreement, by and between Kaival Brands Innovations Group, Inc. and QuikfillRx LLC, effective as of March 16, 2021, which was filed as Exhibit 10.19 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2021 and is incorporated herein by reference thereto.
10.16	Independent Director Agreement, dated June 30, 2021, by and between the Company and George Chuang, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2021, and is incorporated herein by reference thereto.
10.17	Consulting Agreement, dated June 14, 2021, by and between the Company and Mark Thoenes, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2021, and is incorporated herein by reference thereto.
10.18	Lease Agreement by and between the Company and Just Pick, LLC, dated June 10, 2022, which was filed as Exhibit 10.24 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2022, and is incorporated herein by reference thereto.
10.19	Deed of Licensing Agreement by and between Kaival Brands International, LLC and Philip Morris Products S.A., dated as of June 13, 2022, which was filed as Exhibit 10.26 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2022, and is incorporated herein by reference thereto. (1) +
10.20	Fourth Amendment to Service Agreement, dated November 9, 2022 between the Company and QuikfillRx, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on November 15, 2022, and is incorporated herein by reference thereto. +
10.21	Nonqualified Stock Option Grant Agreement, dated November 9, 2022, between the Company and QuikfillRx, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with Securities and Exchange Commission on November 15, 2022, and is incorporated herein by reference thereto.
10.22	Nonqualified Stock Option Grant Agreement, dated November 9, 2022, between the Company and QuikfillRx, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with Securities and Exchange Commission on November 15, 2022, and is incorporated herein by reference thereto.
10.23	Asset Purchase Agreement by and among Kaival Brands Innovations Group, Inc., Kaival Labs, Inc., and GoFire, Inc., dated May 30, 2023, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2023, and is incorporated herein by reference thereto.
10.24	Deed of Amendment to Deed of License Agreement, executed and entered into by the Company on August 12, 2023, by and among Philip Morris Products S.A., Kaival Brands International, LLC, Bidi Vapor, LLC and the Company. which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 19, 2023, and is incorporated herein by reference thereto.+

10.25	Board of Directors Agreement by and between the Company and David Worner, dated February 24, 2024 which was filed as Exhibit 10.1 to our Current Report on form 8-K filed with the Securities and Exchange Commission on April 25, 2024, and is incorporated herein by reference thereto.
10.26	Board of Directors Agreement by and between the Company and Mark Thoenes, dated February 24, 2024 which was filed as Exhibit 10.2 to our Current Report on form 8-K filed with the Securities and Exchange Commission on April 25, 2024, and is incorporated herein by reference thereto.
10.27	Board of Directors Agreement by and between the Company and Ashesh Modi, dated February 24, 2024 which was filed as Exhibit 10.3 to our Current Report on form 8-K filed with the Securities and Exchange Commission on April 25, 2024, and is incorporated herein by reference thereto.
10.28	Board of Directors Agreement by and between the Company and Ketankumar Patel, dated February 24, 2024 which was filed as Exhibit 10.4 to our Current Report on form 8-K filed with the Securities and Exchange Commission on April 25, 2024, and is incorporated herein by reference thereto
10.29*	Form of Securities Purchase Agreement
10.30*	Form of Warrant Agency Agreement
19.1	Amended and Restated Insider Trading Policy which was filed as Exhibit 19.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2024, and is incorporated herein by reference thereto.
21.1	List of Subsidiaries which was filed as Exhibit 21.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2024, and is incorporated herein by reference thereto.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included as part of Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this Registration Statement)
107*	Filing Fee Table

* Filed herewith.

** Previously filed

(1)       Schedules and Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any Schedule or Exhibit so furnished.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) (A) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Nirajkumar Patel
Nirajkumar Patel
Chief Executive
Officer (principal executive officer)

By:	/s/ Eric Morris
Eric Morris
Interim Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nirajkumar Patel	Chief
	Executive Officer and Director	May 29, 2024
Nirajkumar Patel	(Principal Executive Officer)

/s/ Eric Morris	Interim Chief Financial Officer	May 29, 2024
Eric Morris	(Principal Financial Officer and Principal
Accounting Officer)

/s/ David Worner	Director	May 29, 2024
David Worner

/s/ Mark Thoenes	Director	May 29, 2024
Mark Thoenes

/s/ Ashesh Modi	Director	May 29, 2024
Ashesh Modi

/s/ Ketankumar Patel
Ketankumar Patel	Director	May 29, 2024